EXHIBIT 99.1
IMMEDIATE RELEASE

Sharps Compliance Reports Fiscal 2019 Fourth Quarter Results

•	Fourth quarter 2019 revenue of $12.2 million, an increase of 23% over prior year

•	Record fourth quarter customer billings of $12.7 million, an increase of 31% over prior year

•	Gross margin improved to 32%

•	Net income of $0.5 million and earnings per share of $0.03 for the quarter

•	Retail market billings increased 54%

•	Unused medications business grew 41%

•	Pharmaceutical Manufacturer billings improved by more than 180%

•	Route-based business increased 27%

HOUSTON, Texas, August 21, 2019 - Sharps Compliance Corp. (NASDAQ: SMED) (“Sharps” or the “Company”), a leading full-service national provider of comprehensive waste management solutions including medical, pharmaceutical and hazardous, today reported financial results for the fourth quarter and fiscal year 2019 ended June 30, 2019.
Revenue in the fourth quarter of fiscal 2019 was $12.2 million an increase of 23% compared to $9.9 million in the same prior year quarter and a 29% increase sequentially as compared to revenue for the 2019 third quarter. Customer billings were $12.7 million for the fourth quarter compared to $9.7 million for the prior year, an increase of 31%. Gross margin improved to 32% compared to 30% in the fourth quarter of fiscal 2018 and 22% in the third quarter of fiscal 2019. The Company reported operating income of $0.6 million in the fourth quarter of 2019, compared to an operating loss of $0.1 million in the fourth quarter of 2018. Sharps recorded net income of $0.5 million, or $0.03 per basic and diluted share in the fourth quarter of fiscal 2019, as compared to a net loss of $0.1 million or a loss of $0.01 per basic and diluted share in the fourth quarter of fiscal 2018.
David P. Tusa, President and Chief Executive Officer of Sharps, stated, “We closed out fiscal 2019 with a strong fourth quarter, as evidenced by solid revenue growth, both year over year and on a sequential basis, improved gross margins and improved profitability. During the quarter we delivered substantial growth across our three leading solution offerings: route-based, mailback and unused medications; and drove record billings growth across all of our market segments. We believe the fourth quarter reflects the success of our strategy to transform the business from a provider of medical waste management mailbacks only, to a comprehensive solutions provider serving a broad range of customers in the Healthcare and Retail markets.
“As we kick-off fiscal 2020, we believe our diverse capabilities position us well to continue to grow our market share in the small to medium waste generator segment which encompasses the key customers for our portfolio of solutions. We are unique in our strategy to structure our service offering to include route-based pick-up, mailback, or a combination of both, to meet the needs of our customers in an effective and cost-efficient service model.
“As the leader in the patient dispensed unused medication management business, we continue to see strong demand for our unused medications solutions, including the MedSafe and TakeAway Medication

Recovery System Envelopes. This part of our business increased 41% over the fourth quarter last year, 32% over the sequential quarter and accounts for 18% of our overall billings in the fourth quarter of 2019. As of June 30, 2019, we have grown this business organically to an installed base of 3,600 collection receptacles in retail as well as hospital pharmacies and long-term care, drug treatment and law enforcement facilities and customers have returned over 33,000 inner liners. As of today, the installed base of collection receptacles is 3,800 and returned inner liners are 35,500. We see continued strong growth for unused medication management for fiscal 2020. We are proud of our leadership position and see the Company playing a role in solving the epidemic in the United States of prescription drug abuse and accidental poisoning in our country.”
Fourth Quarter Review
Professional market billings increased 13% to $3.9 million in the fourth quarter of fiscal 2019 compared to $3.5 million in the prior year period. The growth was wholly organic, related to the Company’s ability to provide a combination of the cost-effective and easy to use Sharps Recovery System™ and the Company’s route-based pick-up services to serve customers from the small to medium quantity generator sector made up of physicians, clinics, dentists, surgery centers, veterinarians and other healthcare professionals. Billings for the inside and online sales channel, which primarily targets the Professional and Government markets, increased 13% to $2.2 million in the fourth quarter of fiscal 2019 as compared to $2.0 million in the same prior year period.
Fourth quarter Retail market billings grew 54% from $2.3 million to $3.5 million as compared to the prior year period. Contributing to the growth were increased billings for flu shot related orders of $0.8 million and unused medication solutions of $0.4 million.
Home Healthcare billings increased 4% to $2.1 million in the fourth quarter of 2019 compared to $2.0 million in the fourth quarter of 2018.
Pharmaceutical Manufacturer billings increased 187% to $1.5 million in the fourth quarter of fiscal 2019 compared to $0.5 million in the fourth quarter of fiscal 2018, related to inventory builds for four current and four new patient support programs.
Government billings increased 29% to $0.8 million in the fourth quarter of fiscal 2019. Government market billings included $0.2 million of orders under the VA’s Blanket Purchase Agreement. MedSafe related orders to the government market were $0.2 million for the fourth quarter of fiscal 2019.
Additional Operating Results
The Company reported gross margin of 32% for the fourth quarter of fiscal 2019, an increase compared to gross margin of 30% in the same prior year quarter. SG&A increased approximately 10.5% to $3.1 million but decreased as a percentage of revenue to 26% for the fourth quarter of fiscal 2019 as compared to SG&A of $2.8 million, or 28% of revenue, in the same prior year quarter. The increase in SG&A is related to the Company’s continued investments in sales and marketing.
Sharps recorded EBITDA of $1.0 million in the fourth quarter of fiscal 2019, as compared to EBITDA of $0.3 million in the fourth quarter of fiscal 2018. (See Reconciliation of Net Income (Loss) to EBITDA in the supplemental table included at the end of this release).
Full Year 2019 Results
Sharps recorded revenue of $44.3 million in fiscal year 2019, an increase of 10% compared to revenue of $40.1 million in fiscal year 2018. Customer billings increased 13% to $45.0 million in fiscal year 2019.  Professional billings increased 15% to $15.1 million in fiscal 2019 as compared to $13.1 million in the prior year period. In fiscal 2019, Retail billings increased 46% to $11.5 million as compared to $7.9 million in fiscal 2018. The increase in retail billings for the fiscal 2019 is primarily due to a $2.8 million increase in flu shot related orders and a $0.8 million increase in MedSafe billings. Pharmaceutical Manufacturer billings decreased 8% to $4.1 million in fiscal 2019 as compared to $4.5 million in the prior year. Although there were new pharmaceutical manufacturer programs launched in fiscal 2019, there were significant inventory builds for larger programs during fiscal 2018 which did not re-occur in fiscal 2019 due to their significant size. Home Health Care billings decreased 2% to $7.8 million in fiscal 2019 compared to $8.0 million in 2018.  Assisted Living billings in fiscal 2019 of $2.5 remained consistent with 2018. Government billings increased 19% to $2.5 million in fiscal 2019 as compared to $2.1 million in the prior year.
Gross margin increased to 30% for fiscal 2019 as compared to 28.0% in fiscal 2018. SG&A expense increased 8% to $12.0 million compared to $11.2 million in 2018, related to the Company’s continued investments in sales and marketing, but decreased slightly as a percentage of sales at 27% for fiscal 2019 compared to 28% of sales in fiscal 2018. The Company recorded operating income of $0.4 million in fiscal 2019 as compared to an operating loss of $0.6 million in fiscal 2018.
The Company achieved net income of $0.2 million or $0.01 per basic and diluted share in fiscal 2019 compared to a net loss of $0.7 million or a loss of $0.04 for 2018.
Sharps more than doubled EBITDA in fiscal 2019 to $2.1 million as compared to EBITDA of $1.0 million in fiscal 2018. (See Reconciliation of Net Income (Loss) to EBITDA in the supplemental table included at the end of this release).
Financial Flexibility and a Strong Balance Sheet
Cash was $4.5 million at June 30, 2019, down from the cash level of $5.2 million at June 30, 2018. The Company had working capital of $10.6 million at June 30, 2019 an increase over working capital at June 30, 2018 of $10.3 million.
Looking Forward
Mr. Tusa concluded, “Looking forward to fiscal 2020, we see the September 2019 quarter shaping up as strong and believe the full fiscal year 2020 should benefit from growth in all solution offerings and markets. Our growth is being driven not only by the Company’s successful transformation to a comprehensive solutions provider but also our focus on customer service, reasonable contract terms and fair pricing in markets, which we believe are vastly underserved."
Fourth Quarter Fiscal Year 2019 Webcast and Conference Call
The Company will host a teleconference today beginning at 11:00 a.m. Eastern Time, during which management will review the financial and operating results for the period and discuss Sharps’ corporate strategy and outlook. A question-and-answer session will follow.
The Sharps conference call can be accessed by domestic callers by dialing (877) 407-0782. International callers may access the call by dialing (201) 689-8567. The webcast can be monitored at www.sharpsinc.com.
A telephonic replay will be available through September 21, 2019. To listen to the replay, domestic callers should dial (877) 481-4010 and international callers should dial (919) 882-2331 and enter replay ID number 52557. Transcript will also be posted to the Sharps website, once available.

About Sharps Compliance Corp.
Headquartered in Houston, Texas, Sharps Compliance is a leading full-service national provider of comprehensive waste management services including medical, pharmaceutical and hazardous. Its key markets include healthcare facilities, pharmaceutical manufacturers, home healthcare providers, assisted living / long-term care, surgery centers, retail pharmacies and clinics, and the professional market which is comprised of physicians, dentists and veterinary practices. The Company's flagship product, the Sharps Recovery System, is a comprehensive solution for the containment, transportation, treatment and tracking of medical waste and other used healthcare materials. The Company also offers its route-based pick-up service in a twenty-four (24) state region of the South, Southeast and Northeast portions of the United States. Sharps also provides two simple solutions for safe and easy disposal of unused medications: MedSafe collection receptacles and TakeAway Medication Recovery System Envelopes.
More information on the Company and its products can be found on its website at: www.sharpsinc.com.
Safe Harbor Statement
The information made available in this news release contains certain forward-looking statements which reflect Sharps Compliance Corp.'s current view of future events and financial performance. Wherever used, the words "estimate," "expect," "plan," "anticipate," "believe," "may" and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company's future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, the company's ability to educate its customers, development of public awareness programs to educate the identified consumer, customer preferences, the Company's ability to scale the business and manage its growth, the degree of success the Company has at gaining more large customer contracts, managing regulatory compliance and/or other factors that may be described in the company's annual report on Form 10-K, quarterly reports on Form 10-Q and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenue and profitability are difficult to predict. The Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results, express or implied therein, will not be realized.
Non-GAAP Measures
This release contains certain financial information not derived in accordance with generally accepted accounting principles (“GAAP”), including customer billings information and EBITDA. The Company believes this information is useful to investors and other interested parties. EBITDA is a significant performance metric used by management and by external users of our financial statements such as investors, research analysts and others to assess the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness; and our operating performance and return on capital as compared to those of other companies in our industry. Such information should not be considered as a substitute for any measure derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies. Reconciliation of this information to the most comparable GAAP measures is included as an attachment to this release.

For more information contact:

Diana P. Diaz Sharps Compliance Corp. Vice President and Chief Financial Officer Phone: (713) 660-3547 Email: ddiaz@sharpsinc.com	John Nesbett/Jennifer Belodeau IMS Investor Relations Phone: (203) 972-9200 Email: jnesbett@institutionalms.com

FINANCIAL TABLES FOLLOW

Sharps Compliance Corp. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three-Months Ended			Year Ended
	June 30,			June 30,
	2019	2018	% Change	2019	2018	% Change

Revenue	$12,174	$9,912	22.8%	$44,312	$40,141	10.4%

Cost of revenue	8,282	6,965	18.9%	31,042	28,739	8.0%
Gross profit	3,892	2,947	32.1%	13,270	11,402	16.4%
Gross margin	32.0%	29.7%		29.9%	28.4%
SG&A expense	3,117	2,822	10.5%	12,003	11,168	7.5%
Depreciation and amortization	207	203		820	811

Operating Income (Loss)	568	(78)		447	(577)
Operating margin	4.7%	(0.8)%		1.0%	(1.4)%

Interest income	6	5		24	20
Interest expense	(19)	(24)		(87)	(94)
Total other expense	(13)	(19)		(63)	(74)

Income (loss) before income tax expense	555	(97)		384	(651)
Income tax expense	65	49		170	21
Net Income (Loss)	$490	$(146)		$214	$(672)

Net Income (Loss) Per Share
Basic and diluted	$0.03	$(0.01)		$0.01	$(0.04)

Weighted Average Shares Outstanding
Basic	16,141	16,082		16,116	16,055
Diluted	16,150	16,082		16,123	16,055

Sharps Compliance Corp. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	June 30,	June 30,
	2019	2018

ASSETS:
Current assets:
Cash	$4,512	$5,155
Accounts receivable, net	9,289	6,370
Inventory	3,770	3,986
Contract asset	260	—
Prepaid and other current assets	922	739
Total current assets	18,753	16,250
Property, plant and equipment, net	5,867	6,572
Inventory, net of current portion	1,046	—
Other assets	443	149
Goodwill	6,735	6,735
Intangible assets, net	3,196	3,525
Total assets	$36,040	$33,231

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$2,946	$1,500
Accrued liabilities	2,213	2,061
Current maturities of long-term debt	517	537
Contract liability	2,502	1,894
Total current liabilities	8,178	5,992
Contract liability, net of current portion	503	470
Other liabilities	42	130
Deferred tax liability	243	—
Long-term debt, net of current portion	948	1,465
Total liabilities	9,914	8,057
Stockholders’ equity	26,126	25,174
Total liabilities and stockholders' equity	$36,040	$33,231

Sharps Compliance Corp. and Subsidiaries
Supplemental Customer Billing and Revenue Information
(in thousands)
(Unaudited)

	Three-Months Ended June 30,
	2019	% Total	2018	$ Change	%
BILLINGS BY MARKET:
Professional	$3,912	30.8%	$3,476	$436	12.5%
Retail	3,479	27.4%	2,264	1,215	53.7%
Home Health Care	2,072	16.3%	2,002	70	3.5%
Pharmaceutical Manufacturer	1,462	11.5%	510	952	186.7%
Assisted Living	645	5.1%	633	12	1.9%
Government	760	6.0%	590	170	28.8%
Environmental	84	0.7%	76	8	10.5%
Other	301	2.2%	182	119	65.4%
Subtotal	$12,715	100.0%	$9,733	$2,982	30.6%
GAAP Adjustment *	(541)		179	(720)
Revenue Reported	$12,174		$9,912	$2,262	22.8%

	Year Ended June 30,
	2019	% Total	2018	$ Change	%
BILLINGS BY MARKET:
Professional	$15,071	33.5%	$13,110	$1,961	15.0%
Retail	11,481	25.5%	7,885	3,596	45.6%
Home Health Care	7,800	17.3%	7,989	(189)	(2.4)%
Pharmaceutical Manufacturer	4,146	9.2%	4,482	(336)	(7.5)%
Assisted Living	2,542	5.7%	2,515	27	1.1%
Government	2,468	5.5%	2,074	394	19.0%
Environmental	290	0.6%	891	(601)	(67.5)%
Other	1,175	2.7%	818	357	43.6%
Subtotal	$44,973	100.0%	$39,764	$5,209	13.1%
GAAP Adjustment*	(661)		377	(1,038)
Revenue Reported	$44,312		$40,141	$4,171	10.4%

*Represents the net impact of the revenue recognition adjustments to arrive at reported GAAP revenue. Customer billings include all invoiced amounts for products shipped or services rendered during the period reported. GAAP revenue includes customer billings as well as numerous adjustments necessary to reflect, (i) the deferral of a portion of current period sales, (ii) recognition of certain revenue associated with product returned for treatment and destruction and (iii) provisions for certain product returns and discounts to customers which are accounted for as reductions in sales in the same period the related sales are recorded. Most of the difference between customer billings and GAAP revenue is reflected in the Company’s balance sheet as Contract Liability.

Sharps Compliance Corp. and Subsidiaries
Supplemental Customer Billing by Solution Information
(in thousands)
(Unaudited)

	Three-Months Ended June 30,
	2019	% Total	2018*	$ Change	%
BILLINGS BY SOLUTION:
Mailbacks	$6,819	53.6%	$5,110	$1,709	33.4%
Route-Based Pickup	2,564	20.2%	2,013	551	27.4%
Unused Medications	2,242	17.6%	1,586	656	41.4%
Third Party Treatment	84	0.7%	76	8	10.5%
Other	1,006	7.9%	948	58	6.1%
Total Billings By Solution	$12,715	100.0%	$9,733	$2,982	30.6%

	Year Ended June 30,
	2019	% Total	2018*	$ Change	%
BILLINGS BY SOLUTION:
Mailbacks	$25,162	55.9%	$21,895	$3,267	14.9%
Route-Based Pickup	9,029	20.1%	7,492	1,537	20.5%
Unused Medications	6,936	15.4%	5,907	1,029	17.4%
Third Party Treatment	290	0.6%	891	(601)	(67.5)%
Other	3,556	8.0%	3,579	(23)	(0.6)%
Total Billings By Solution	$44,973	100.0%	$39,764	$5,209	13.1%

*Certain prior year amounts have been reclassified to conform to current year presentation.

Sharps Compliance Corp. and Subsidiaries
Supplemental Customer Billing by Channel Information
(in thousands)
(Unaudited)

	Three-Months Ended June 30,
	2019	% Total	2018	$ Change	% Change
BILLINGS BY CHANNEL:
Direct Sales	$6,725	52.9%	$4,643	$2,082	44.8%
Distributors	3,788	29.8%	3,133	655	20.9%
Inside and Online Sales	2,202	17.3%	1,957	245	12.5%
Total Billings By Channel	$12,715	100.0%	$9,733	$2,982	30.6%

	Year Ended June 30,
	2019	% Total	2018	$ Change	% Change
BILLINGS BY CHANNEL:
Direct Sales	$23,288	51.9%	$20,981	$2,307	11.0%
Distributors	13,225	29.4%	11,605	1,620	14.0%
Inside and Online Sales	8,460	18.7%	7,178	1,282	17.9%
Total Billings By Channel	$44,973	100.0%	$39,764	$5,209	13.1%

Sharps Compliance Corp. and Subsidiaries
Supplemental Table to Reconcile Net Income (Loss) to EBITDA*
(in thousands)
(Unaudited)

	Three-Months Ended		Year Ended
	June 30,		June 30,
	2019	2018	2019	2018

Net Income (Loss)	$490	$(146)	$214	$(672)

Income tax expense	65	49	170	21
Interest expense, net	13	19	63	74
Depreciation and amortization	430	387	1,663	1,561

EBITDA	$998	$309	$2,110	$984

*The Company defines earnings before interest, taxes, depreciation and amortization (“EBITDA”) as net income (loss), plus income tax expense, net interest expense, and depreciation and amortization. Other companies may define EBITDA differently. EBITDA is presented because it is a financial measure that is frequently requested by third parties. However, EBITDA is not considered under generally accepted accounting principles as a primary measure of an entity’s financial results, and accordingly, EBITDA should not be considered an alternative to operating income (loss), net income (loss), or cash flows as determined under generally accepted accounting principles and as reported by the Company.